EXHIBIT 3.22

AMENDED & RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

NISKA GS HOLDINGS I, L.P.

This AMENDED & RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Niska GS Holdings I, L.P. (the “Partnership”) is entered into on April 21, 2010 and is effective as of March 5, 2010, by and among Niska US GP LLC (the “General Partner”) and Niska GS Holdings US, L.P. (the “Limited Partner” and together with the General Partner, the “Partners”).

WHEREAS, in connection with the Assignment and Assumption Agreement, dated March 4, 2010, by and between the General Partner and Carlyle/Riverstone Energy Partners III, L.P. (the “Old General Partner”) and the Contribution Agreement, dated March 4, 2010, by and between the Limited Partner and the Partnership’s former limited partners, the Old General Partner assigned its interest in the Partnership to the General Partner, the General Partner was admitted as the general partner of the Partnership, the Partnership’s former limited partners contributed their limiter partner interests in the Partnership to the Limited Partner and the Limited Partner was admitted to the Partnership as the Partnership’s sole limited partner; and

WHEREAS, the General Partner and the Limited Partner, desire to amend and restate the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended and restated as of February 15, 2008 (the “Prior Agreement”), in its entirety to reflect that the General Partner is the general partner of the Partnership and that the Limited Partner is the sole limited partner of the partnership and to remove certain provisions that are no longer applicable;

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend and restate the Prior Agreement as follows:

1.             Formation.  The Partnership was formed as of January 23, 2006, by the execution and filing of a certificate of limited partnership of the Partnership with the Secretary of State of the State of Delaware setting forth the information required by the Delaware Revised Uniform Limited Partnership Act (the “Act”) and except as otherwise expressly provided in this agreement, the rights and liabilities of the Partners shall be as provided in the Act.).  This Agreement amends and restates the Prior Agreement, which shall have no further force or effect.

2.             Purposes.  The Purposes of the Partnership are to engage in any lawful act or activity for which limited partnerships may be organized under the laws of the State of Delaware;

3.             Term.  The Partnership commenced on January 23, 2006 and shall continue in existence until its business and affairs are wound up following dissolution automatically at the close of the Partnership at such time as the General Partner shall specify or at such time as this Agreement may otherwise specify.

4.             Capital Contributions.  Without creating any rights in favor of any third party, the Limited Partner may, from time to time, make contributions of cash or property to the capital of the Partnership, but shall have no obligation to do so.  The General Partner shall not have any obligation to make any capital contributions or receive any distributions.

5.             Management.  Except for situations in which the approval of the Limited Partner is expressly required by this Agreement or the Act, or as otherwise set forth herein, the General Partner shall have complete and exclusive authority to manage and control the business, affairs and properties of the Partnership.

6.             Dissolution.  The Partnership shall dissolve and its business and affairs shall be wound up on the first to occur of the following:

(a)           the unanimous written consent of the Partners;

(b)           the end of the term of the Partnership; and

(c)           entry of a decree of judicial dissolution under Section 17-802 of the Act.

7.             Winding Up.  On dissolution of the Partnership, the General Partner (or, in the case of a dissolution caused by an event of withdrawal set forth in Section 17-402 of the Act, the Limited Partner) shall act as liquidator.  The liquidator shall wind up the affairs of the Partnership in accordance with this Agreement and the Act.

8.             General Provisions.  This Agreement (a) may be amended only by a written instrument executed by all of the Partners, (b) shall bind, and inure to the benefit of, the Partners and their respective successors and assigns, and (c) may be executed simultaneously in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

9.             Governing Law.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amended & Restated Agreement of Limited Partnership as of the date first written above.

GENERAL PARTNER:

NISKA US GP LLC

By:	/s/ Jason A. Dubchak
Name:	Jason A. Dubchak
Title:	Authorized Person

LIMITED PARTNER:

NISKA GS HOLDINGS US, L.P.

By:	/s/ Jason A. Dubchak
Name:	Jason A. Dubchak
Title:	Vice President, General Counsel and Corporate
Secretary

SIGNATURE PAGE

TO

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

NISKA GS HOLDINGS I, L.P.